Exhibit (d)(15)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of June 1, 2014 (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (“FMG LLC” or “Manager”) and SSgA Funds Management, Inc., a Massachusetts corporation (“SSgA FM” or “Adviser”).

WHEREAS, FMG LLC and SSgA FM agree to modify the Investment Advisory Agreement dated as of May 1, 2011 as amended by Amendment No. 1 dated as of July 10, 2012, (“Agreement”) as follows:

1. New Portfolios. FMG LLC hereby appoints SSgA FM as the investment adviser to an Allocated Portion of each of Multimanager Core Bond Portfolio and Multimanager Technology Portfolio (“each, a “New Portfolio and together, the “New Portfolios”).

2. Existing Portfolio. FMG LLC hereby reaffirms its appointment of the SSgA FM as the investment adviser to each of EQ/Core Bond Index Portfolio, EQ/Intermediate Government Bond Portfolio, EQ/Large Cap Value Index Portfolio and EQ/Mid Cap Index Portfolio (each, an “Existing Portfolio” and collectively with the New Portfolios, the “Portfolios”).

3. Duration of Agreement.

a.	With respect to each Existing Portfolio, the Agreement will continue in effect for a period of one year beginning on August 31, 2013 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to each New Portfolio, the Agreement will continue in effect for a period of two years beginning on June 1, 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the series of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the series of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

6. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Ellen M. Needham
	Steven M. Joenk		Name: Ellen M. Needham
	Chairman, Chief Executive Officer and President		Title: President

APPENDIX B

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee Rate
EQ/Core Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion

EQ/Intermediate Government Bond Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/Large Cap Value Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

EQ/Mid Cap Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $150 million; 0.015% of the Portfolio’s average daily net assets in excess of $150 million.

Multimanager Core Bond Portfolio	0.02% of the Index Allocated Portion’s average daily net assets up to and including $2 billion; 0.015% of the Index Allocated Portion’s average daily net assets in excess of $2 billion

Multimanager Technology Portfolio	0.04% of the Index Allocated Portion’s average daily net assets up to and including $100 million; 0.03% of the Index Allocated Portion’s average daily net assets in excess of $100 million up to and including $600 million; 0.0275% of the Index Allocated Portion’s average daily net assets in excess of $600 million